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FOR IMMEDIATE RELEASE                                  Contact: George Rasmusson
                                                                    612/767-7000



GREAT LAKES AVIATION TO RESUME LIMITED SERVICE


    MINNEAPOLIS, Minn., May 23--Great Lakes Aviation, operating as United Express, will resume limited service today to five cities in Iowa and Illinois, ending the airline's voluntary suspension of service that began May 16.

    The carrier also plans to expand service into Lansing, Mich., as early as Saturday.

    "The FAA and we agree that Great Lakes is ready to fly again," said Great Lakes Aviation President and Chief Executive Officer Doug Voss. "We've been under the microscope, and the public can be confident that Great Lakes is meeting, or exceeding, the FAA's strict requirements for safety, as has always been our goal."

    Using two Beechcraft 1900Ds, Great Lakes is resuming service at 5:20 p.m. today with a round-trip flight from Spencer, Iowa, to Chicago O'Hare with an intermediate stop in Waterloo, Iowa. The return flight will also stop in Mason City, Iowa. In addition, round-trip service will resume between Springfield and O'Hare at 6:10 p.m.

    Great Lakes' B-1900Ds, which can carry 19 passengers, have an average age of less than two years.

    The airline, which operates as United Express in the Midwest, as Midway Connection in the Southeast and as Great Lakes Airlines regionally, expects to gradually increase service as the company completes its inspections of the airline's fleet. The inspections are monitored by the FAA.

                                        (more)

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Great Lakes News Release - 2

    Voss said the airline is using a number of factors to determine which cities receive service first, with an emphasis on numbers of travelers inconvenienced.

    "We were eager to resume full service, and our passengers were eager for us as well," Voss said, "but it is important to do this right so the public will have full confidence in our operations. The company has a long history of putting safety first, and we will accept no compromise."

    Complete schedule details on Great Lakes' United Express service are available from United Airlines' worldwide reservations center at 1-800/241-6522.

    Great Lakes will continue to update its website -- http://www.greatlakesav.com -- with the latest developments.

            GREAT LAKES' UNITED EXPRESS SCHEDULE FOR FRIDAY, MAY 23, 1997

FLIGHT   DEPART         ARRIVE    DEPART    ARRIVE    DEPART    ARRIVE


5958     Springfield    O'Hare
         6:10 p.m.      7:07 p.m.

5957     O'Hare         Springfield
         8:15 p.m.      9:12 p.m.

5976     Spencer, Ia.   Waterloo       Waterloo       O'Hare
         5:20 p.m.      6:21 p.m.      6:30 p.m.      7:33 p.m.

5979     O'Hare         Waterloo       Waterloo       Mason City     Mason City     Spencer
         8:30 p.m.      9:36 p.m.      9:45 p.m.      10:09 p.m.     10:19 p.m.     10:49 p.m.



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